Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES 1Q 2009 RESULTS
Quincy, IL, May 12, 2009 — Mercantile Bancorp, Inc. (NYSE Amex: MBR) today reported an unaudited net loss of $876,000 or $(0.10) per share for the quarter ended March 31, 2009, compared with a net loss of $1.68 million or $(0.19) per share in first quarter 2008. Net interest income rose 0.27% to $10.23 million in first quarter 2009 compared with $10.20 million a year ago. Provision for loan losses was $3.18 million in first quarter 2009, a decrease of $1.59 million from 2008. Total noninterest income in first quarter 2009 was $3.25 million compared with $3.75 million the prior year’s quarter. Total noninterest expense increased 3.1% to $12.46 million in first quarter 2009 compared with $12.09 million the prior year. Embedded in the noninterest expense increase is an FDIC deposit insurance premium increase of $727 thousand for the company, a 692.4% increase over the prior year’s quarter.
Total assets at March 31, 2009 increased 8.7% to $1.80 billion, a record level for the company, compared with $1.66 billion in first quarter 2008. Total deposits were $1.51 billion in first quarter, compared with $1.35 billion a year ago, an increase of 11.3%. Total loans, including loans held for sale, were $1.32 billion, an increase of 8.7% from $1.21 billion a year ago. Compared to totals at year-end 2008, loans declined by 1.8%, while deposits were up by 3.0%.
“Our banks in the Illinois and Missouri markets turned in solid, consistent performances, especially in light of continuing economic malaise,” said Ted T. Awerkamp, President and CEO. “Although the increase was small, we were encouraged by the year-over-year growth of net interest income in this environment. Focusing our funding efforts on core deposit growth created less reliance on wholesale deposits and long-term debt, enabling us to reduce interest expense by $3.39 million compared with first quarter 2008.”
Awerkamp noted the company has initiated a centralized effort to redesign core deposit account products to match offerings to various demographics and market segments. The program’s goal is to maximize core deposit growth and improve interest margins by targeting and capturing the maximum amount of lower-cost retail deposits at each bank, and to more effectively balance retail and wholesale funding.
“Except for FDIC deposit insurance premiums, which we cannot control and which rose significantly year-to-year, we are minimizing operating expenses while growing loans and deposits and broadening our liquidity base, and that process will continue,” explained the chief executive. “2009 is going to be a challenging year. Our Florida operation will continue to struggle until that market stabilizes and the economy gets back on track. We anticipate continued increases in FDIC premiums and a large one-time special assessment later this year. These higher insurance charges will have an impact on every bank. However, they are a cost of doing business in this environment.”
Focus on Operational Strength, Core Products
In addition to solid performances turned in by the Illinois and Missouri subsidiaries, Awerkamp said management has been very pleased with business lending activity at Mercantile Bank’s Carmel, Indiana facility, which transitioned from a loan production office to a full-service branch of Mercantile Bank in April 2009.
He said holding company management has been working closely with the management of Heartland Bank in Kansas to address issues caused by isolated investment and loan participation decisions. Mercantile owns 56% of Heartland and has provided the bank with additional capital. Heartland’s nonperforming loans comprised 28% of the company’s total nonperforming loans as of March 31, 2009.

“We’ve addressed the problems, and are working as quickly as possible to liquidate assets securing these loans and return recovered cash to a working status where it can be used for bank activities and lending,” continued Awerkamp. “As we put these asset-related issues behind us, Heartland’s management team can focus on building loans and deposits. We believe Heartland, which operates in a historically strong and growing market, can again be a strong operational performer and contributor to the company’s performance, as it was prior to 2008.”
He said all of the company’s banks continue to seek opportunities to build new customer relationships and increase market share as poor service and restricted lending continue to cause customers of large regional and national banks to seek out community banks, and he believes low interest rates and continuing good liquidity in the secondary market for mortgages will continue to drive mortgage refinancing, which has been an active market in recent months.
“We’re seeing people come to our banks to refinance, rather than shopping the Internet or fighting through the bureaucracy at large, impersonal lenders,” he explained. “I believe the banking crisis has changed the mindset of many consumers and businesses. They want to be treated well, know their funds are secure, and are receiving good guidance. Our loan and deposit products are competitive, and a personalized banking relationship is more important to many people than it used to be.”
Awerkamp said the company’s successful asset management and brokerage business is on-schedule, although income and fees declined in the first quarter as a result of lower trading and account activities caused primarily by uncertainty about the equity markets. The response to these services has been very positive, and they should continue to generate additional business as individuals re-address their investment portfolios and seek professional guidance to rebuild their net worth and make long-term financial plans.
All of the company’s affiliated banks exceed the well-capitalized definition by all regulatory standards, but it continues to examine alternatives for restructuring debt and raising additional capital at the company level to provide for restoration of its excess capital cushion and future growth. The company has not participated in any private, public or government issuance of equity to date. To facilitate possible future issuances of equity securities, the company received shareholder approval in February to create and issue one or more classes of preferred shares and to add to its common share base.
Mercantile’s Board of Directors did elect to again suspend a quarterly common stock dividend. “As we continue to work through these challenging times, it is imperative we safeguard our available capital by maintaining this position,” said Awerkamp. The Board is committed to return to payment of quarterly dividends as soon as it reasonable and responsible to do so.
Awerkamp concluded: “We see in many areas of our business the very initial signs of recovery. We expect 2009 to be challenging, but some of the economic indicators coming out have been more encouraging than anticipated. We’ll continue to maximize every opportunity to build core deposits, make quality loans and operate efficiently, while working through the difficulties in our troubled markets.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois and one each in Missouri, Kansas, and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The Company also operates a Mercantile Bank branch office in Indiana. In addition, the Company has minority investments in eight community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.

Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
FINANCIAL TABLES FOLLOW

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$127,381	$89,821
Securities	206,349	194,097
Loans held for sale	8,909	4,366
Loans, net of allowance for loan losses	1,288,481	1,315,907
Premises and equipment	40,059	40,616
Interest receivable	8,626	10,240
Cash surrender value of life insurance	25,527	25,278
Goodwill	44,650	44,653
Other	49,802	50,005

Total assets	$1,799,784	$1,774,983

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$1,505,510	$1,462,276
Short-term borrowings	54,374	49,227
Long-term debt	123,410	146,519
Interest payable	4,395	4,280
Other	8,687	7,989

Total liabilities	1,696,376	1,670,291

Total Mercantile Bancorp, Inc. stockholders’ equity	97,963	98,957

Noncontrolling Interest	5,445	5,735

Total equity	103,408	104,692

Total liabilities and equity	$1,799,784	$1,774,983

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31, 2009	March 31, 2008
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$18,972	$21,844
Securities:
Taxable	1,713	1,795
Tax exempt	427	540
Other	91	345

Total interest income	21,203	24,564

Interest Expense:
Deposits	8,862	11,813
Short-term borrowings	577	348
Long-term debt	1,537	2,204

Total interest expense	10,976	14,365

Net Interest Income	10,227	10,199

Provision for Loan Losses	3,180	4,769

Net Interest Income After Provision for Loan Losses	7,047	5,430

Noninterest Income:
Fiduciary activities	651	690
Brokerage fees	238	416
Customer service fees	840	1,100
Other service charges and fees	259	200
Net (gains) losses on sale of assets	(13)	391
Net gains on loan sales	810	363
Other	469	593

Total noninterest income	3,254	3,753

Noninterest Expense:
Salaries and employee benefits	6,707	6,901
Net occupancy expense	900	885
Equipment expense	794	774
Deposit insurance premium	832	105
Professional fees	635	575
Postage and supplies	336	301
Losses on foreclosed assets	128	504
Other	2,128	2,046

Total noninterest income	12,460	12,091

Income (Loss) Before Income Taxes and Noncontrolling Interest	(2,159)	(2,908)
Income Tax (Benefit)	(994)	(944)

Net Income (Loss)	(1,165)	(1,964)

Less: Net Income (Loss) attributable to Noncontrolling Interest	(289)	(287)

Net Income (Loss) attributable to Mercantile Bancorp, Inc.	$(876)	$(1,677)

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	March 31,
	2009	2008
	(Dollars In Thousands
	except share data)
	(Unaudited)

EARNINGS (LOSS) AND PER SHARE DATA
Basic Earnings (Loss) Per Share	$(.10)	$(.19)
Weighted average shares outstanding	8,703,330	8,709,655
Cash dividends paid per share	N/A	$.06
Book value per share	$11.26	$12.36
Tangible book value per share (1)	$5.68	$6.81
Ending number of common shares outstanding	8,703,330	8,709,655

AVERAGE BALANCES
Assets	$1,783,643	$1,642,703
Securities	$195,843	$196,606
Loans (2)	$1,329,208	$1,219,962
Earning assets	$1,621,848	$1,461,841
Deposits	$1,481,290	$1,323,634
Interest bearing liabilities	$1,531,075	$1,386,461
Stockholders’ equity	$98,589	$109,252

END OF PERIOD FINANCIAL DATA
Net interest income	$10,227	$10,199
Loans (2)	$1,319,334	$1,224,103
Allowance for loan losses	$21,944	$17,127

PERFORMANCE RATIOS
Return on average assets	(.20%)	(.41%)
Return on average equity	(3.60%)	(6.23%)
Net interest margin	2.52%	2.79%
Interest spread	2.36%	2.58%
Efficiency ratio	92%	87%
Allowance for loan losses to loans (2)	1.66%	1.40%
Allowance as a percentage of non-performing loans	43%	72%
Average loan to deposit ratio	90%	92%
Dividend payout ratio	N/A	N/A

ASSET QUALITY
Net charge-offs	$4,703	$436
Non-performing loans	$50,983	$23,860
Other non-performing assets	$10,261	$5,123

(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans